Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Diluted Net Income of $0.87 per Unit
Adjusted Diluted Net Income of $0.90 per Unit
Cash Distribution of $0.90 per Unit

Nashville, TN, April 29, 2022 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2022.
“Financial markets were volatile in the first quarter, reflecting heightened uncertainty, as investors reset interest rate expectations amid persistent inflation, amplified by geopolitical conflict," said Seth P. Bernstein, President and CEO of AllianceBernstein. “Against this backdrop, which continues into the second quarter, we experienced net inflows of $11.4 billion, or 6% annualized organic growth, led by a large custom target-date mandate and accelerating private wealth inflows. Active equities and municipals grew by 6% and 7% annualized, respectively, offsetting taxable fixed income outflows. Investment performance lagged as growth equity valuations reset, with higher interest rates weighing on both equity and fixed income markets. On a year-over-year basis, our adjusted operating income of $285 million grew by 10%, and adjusted earnings per Unit and distributions to Unitholders increased by 11%."

(US $ Thousands except per Unit amounts)	1Q 2022	1Q 2021	% Change	4Q 2021	% Change
U.S. GAAP Financial Measures
Net revenues	$1,105,687	$1,007,266	9.8%	$1,264,682	(12.6%)
Operating income	$248,403	$260,584	(4.7)%	$392,605	(36.7%)
Operating margin	24.7%	25.9%	(120 bps)	30.8%	(610 bps)
AB Holding Diluted EPU	$0.87	$0.81	7.4%	$1.27	(31.5%)

Adjusted Financial Measures (1)
Net revenues	$903,744	$819,978	10.2%	$1,024,326	(11.8%)
Operating income	$285,049	$260,061	9.6%	$394,363	(27.7%)
Operating margin	31.5%	31.7%	(20 bps)	38.5%	(700 bps)
AB Holding Diluted EPU	$0.90	$0.81	11.1%	$1.29	(30.2%)
AB Holding cash distribution per Unit	$0.90	$0.81	11.1%	$1.29	(30.2%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$735.4	$697.2	5.5%	$778.6	(5.5%)
Average AUM	$751.2	$688.5	9.1%	$761.1	(1.3%)
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.

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Bernstein continued, "The retail channel drove over $20 billion of gross sales for the fifth quarter in a row, with 13% active equity organic growth, positive for the 20th straight quarter, and 10% organic growth in municipals. Active fixed income outflows resulted in channel net outflows of $1 billion. Institutional grew 12% annualized, including a previously disclosed $9.6 billion target-date mandate. Our institutional pipeline of $9.8 billion reflected its second highest fee rate to-date, with private alternatives comprising nearly two-thirds of the annualized fee base. Private Wealth accelerated its organic growth to 7% annualized, with net flows positive six of the last seven quarters. Bernstein Research revenues declined 1% versus the prior year, as increases in the U.S. and Europe were offset by lower activity in Asia."

Bernstein concluded, "Looking forward, financial markets may remain volatile reflecting a period of heightened uncertainty. Our investment teams are balancing tactical views while maintaining a disciplined process and long-term perspective, to selectively identify quality investments for our client base. Our time-tested investment teams have the experience to navigate the complexities ahead.”

The firm’s cash distribution per Unit of $0.90 is payable on May 26, 2022, to holders of record of AB Holding Units at the close of business on May 9, 2022.
Market Performance
U.S. and global equity and fixed income markets were down in the first quarter of 2022.

S&P 500 Total Return	(4.6)%
MSCI EAFE Total Return	(5.8)
Bloomberg Barclays US Aggregate Return	(5.9)
Bloomberg Barclays Global High Yield Index	(5.7)

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Assets Under Management
($ Billions)

Total assets under management as of March 31, 2022 were $735.4 billion, down $43.2 billion, or 6%, from December 31, 2021 and up $38.2 billion, or 5%, from March 31, 2021.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 3/31/2022	$325.9	$292.6	$116.9	$735.4
Net Flows for Three Months Ended 3/31/2022:
Active	$10.9	($0.1)	$1.4	$12.2
Passive	(0.7)	(0.9)	0.8	(0.8)
Total	$10.2	($1.0)	$2.2	$11.4

Total net inflows were $11.4 billion in the first quarter, compared to net inflows of $7.4 billion in the fourth quarter of 2021, and net inflows of $5.2 billion in the prior year first quarter.
Institutional channel first quarter net inflows of $10.2 billion compared to net inflows of $0.4 billion in the fourth quarter of 2021. Institutional gross sales of $14.3 billion increased sequentially from $6.6 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $9.8 billion at March 31, 2022 from $21.5 billion at December 31, 2021, primarily reflecting the funding of a $9.6 billion retirement solution mandate in January 2022.
Retail channel first quarter net outflows of $1.0 billion compared to net inflows of $6.3 billion in the fourth quarter of 2021. Retail gross sales of $20.6 billion decreased sequentially from a record $27.6 billion.
Private Wealth channel first quarter net inflows of $2.2 billion compared to net inflows of $0.7 billion in the fourth quarter of 2021. Private Wealth gross sales of $6.0 billion increased sequentially from $5.2 billion.
We continue to expect approximately $5 billion of additional AXA-related redemptions of low-fee retail AUM commencing in the second quarter and continuing into the second half of 2022.

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First Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
First quarter net revenues of $1.1 billion increased 10% from $1.0 billion in the first quarter of 2021. Higher performance-based fees, investment advisory base fees and distribution revenues were partially offset by investment losses in the current year compared to investment gains in the prior year.
Sequentially, net revenues of $1.1 billion decreased 13% from $1.3 billion. The decrease was due to lower performance-based fees, higher investment losses, lower investment advisory base fees and lower distribution revenues, partially offset by higher Bernstein Research revenues.
First quarter Bernstein Research revenues of $118 million decreased 1% compared to the prior year first quarter and increased 3% sequentially. The slight decrease was driven by lower customer trading activity in Asia partially offset by higher market volatility and trading volumes in the US and UK.
Expenses
First quarter operating expenses of $857 million increased 15% from $747 million in the first quarter of 2021. The increase is due to higher general and administrative ("G&A") expenses, total employee compensation and benefits expense and promotion and servicing expenses. Within G&A, the increase was driven by higher portfolio servicing fees, professional fees, technology and office-related expenses. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions and fringes. Promotion and servicing expenses increased due to higher distribution-related payments, travel and entertainment and marketing expenses.
Sequentially, operating expenses decreased 2% from $872 million, primarily driven by lower promotion and servicing expenses, partially offset by higher G&A expense. Promotion and servicing expenses decreased due to lower distribution-related payments and marketing expenses. Within G&A, the increase was driven by higher portfolio servicing fees and professional fees, partially offset by a favorable foreign exchange translation impact and lower technology and office-related expenses.
Operating Income, Margin and Net Income Per Unit
First quarter operating income of $248 million decreased 5% from $261 million in the first quarter of 2021 and the operating margin of 24.7% in the first quarter of 2022 decreased 120 basis points from 25.9% in the first quarter of 2021.
Sequentially, operating income decreased 37% from $393 million in the fourth quarter of 2021 and the operating margin of 24.7% decreased 610 basis points from 30.8% in the fourth quarter of 2021.
First quarter diluted net income per Unit was $0.87 compared to $0.81 in the first quarter of 2021 and $1.27 in the fourth quarter of 2021.

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Non-GAAP Earnings
This section discusses our first quarter 2022 non-GAAP financial results, compared to the first quarter of 2021 and the fourth quarter of 2021. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
First quarter adjusted net revenues of $904 million increased 10% from $820 million in the first quarter of 2021. Higher investment advisory base fees and performance-based fees were partially offset by investment losses compared to investment gains in the current year.
Sequentially, adjusted net revenues decreased 12% from $1.0 billion. Lower performance-based fees, investment advisory base fees, higher investment losses and lower net dividend and interest income were partially offset by higher Bernstein Research revenues.
Expenses
First quarter adjusted operating expenses of $619 million increased 11% from $560 million in the first quarter of 2021. Total employee compensation and benefits, G&A expense and promotion and servicing expenses were all higher. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions and fringes. Within G&A, the increase was driven by higher technology expenses, portfolio servicing fees, office-related expenses, errors and professional fees. Promotion and servicing expenses increased due to higher travel and entertainment, marketing expense and transfer fees.

Sequentially, adjusted operating expenses decreased 2% from $630 million. Lower G&A expenses and promotion and servicing expenses were partially offset by higher total employee compensation and benefits expense. Within G&A, the decrease is attributable to a favorable foreign exchange translation impact, higher technology and office-related expenses. Within promotion and servicing expenses, the decrease was driven by lower marketing expenses and transfer fees, partially offset by higher trade execution costs. Employee compensation and benefits expense increased due to higher incentive compensation and commissions, partially offset by lower base compensation.
Operating Income, Margin and Net Income Per Unit
First quarter adjusted operating income of $285 million increased 10% from $260 million in the first quarter of 2021, and the adjusted operating margin of 31.5% decreased 20 basis points from 31.7%.
Sequentially, adjusted operating income of $285 million decreased 28% from $394 million and the adjusted operating margin of 31.5% decreased 700 basis points from 38.5%.
First quarter adjusted diluted net income per Unit was $0.90 compared to $0.81 in the first quarter of 2021 and $1.29 in the fourth quarter of 2021.
Headcount
As of March 31, 2022, we had 4,161 employees, compared to 3,920 employees as of March 31, 2021 and 4,118 as of December 31, 2021.

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Unit Repurchases

	Three Months Ended March 31,
	2022	2021
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	0.3	1.0
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$14.0	$37.4
Open Market Purchases of AB Holding Units Purchased (1)	—	0.6
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$—	$24.2
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

First Quarter 2022 Earnings Conference Call Information
Management will review First Quarter 2022 financial and operating results during a conference call beginning at 8:00 a.m. (CST) on Friday, April 29, 2022. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer; William Siemers, Interim Chief Financial Officer; Controller and Chief Accounting Officer; and Catherine Burke, Chief Operating Officer and Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (833) 495-0952 in the U.S. or (409) 216-0498 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 1693987.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of First Quarter 2022 financial and operating results on April 29, 2022.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 1693987.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2021 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2022, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 36.3% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 64.5% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	1Q 2022	1Q 2021	% Change	4Q 2021	% Change

GAAP revenues:
Base fees	$747,813	$687,691	8.7%	$779,473	(4.1)%
Performance fees	75,969	15,775	n/m	157,164	(51.7)
Bernstein research services	117,807	119,021	(1.0)	114,001	3.3
Distribution revenues	168,341	147,600	14.1	178,490	(5.7)
Dividends and interest	11,475	8,684	32.1	12,598	(8.9)
Investments (losses) gains	(39,024)	1,928	n/m	(4,021)	n/m
Other revenues	26,155	27,711	(5.6)	27,825	(6.0)
Total revenues	1,108,536	1,008,410	9.9	1,265,530	(12.4)
Less: interest expense	2,849	1,144	149.0	848	n/m
Total net revenues	1,105,687	1,007,266	9.8	1,264,682	(12.6)

GAAP operating expenses:
Employee compensation and benefits	439,420	406,059	8.2	440,319	(0.2)
Promotion and servicing
Distribution-related payments	176,244	162,254	8.6	190,691	(7.6)
Amortization of deferred sales commissions	9,383	7,899	18.8	9,498	(1.2)
Trade execution, marketing, T&E and other	51,227	46,678	9.7	56,809	(9.8)
General and administrative	177,625	120,223	47.7	171,997	3.3
Contingent payment arrangements	838	796	5.3	238	n/m
Interest on borrowings	1,411	1,294	9.0	1,330	6.1
Amortization of intangible assets	1,136	1,479	(23.2)	1,195	(4.9)
Total operating expenses	857,284	746,682	14.8	872,077	(1.7)
Operating income	248,403	260,584	(4.7)	392,605	(36.7)
Income taxes	12,721	16,745	(24.0)	17,474	(27.2)
Net income	235,682	243,839	(3.3)	375,131	(37.2)
Net (loss) income of consolidated entities attributable to non-controlling interests	(25,045)	(292)	n/m	2,904	n/m
Net income attributable to AB Unitholders	$260,727	$244,131	6.8	$372,227	(30.0)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	1Q 2022	1Q 2021	% Change	4Q 2021	% Change

Equity in Net Income Attributable to AB Unitholders	$94,353	$88,907	6.1%	$134,091	(29.6)%
Income Taxes	8,425	7,820	7.7	8,929	(5.6)
Net Income	85,928	81,087	6.0	125,162	(31.3)
Additional Equity in Earnings of Operating Partnership (1)	2	18	(88.9%)	3	(33.3%)
Net Income - Diluted	$85,930	$81,105	5.9	$125,165	(31.3)
Diluted Net Income per Unit	$0.87	$0.81	7.4	$1.27	(31.5)
Distribution per Unit	$0.90	$0.81	11.1	$1.29	(30.2)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	1Q 2022	1Q 2021	% Change	4Q 2021	% Change
AB L.P.
Period-end	271,775,790	272,675,165	(0.3%)	271,453,043	0.1%
Weighted average - basic	271,382,946	272,332,476	(0.3%)	270,664,117	0.3
Weighted average - diluted	271,386,203	272,364,281	(0.4%)	270,667,648	0.3
AB Holding L.P.
Period-end	99,594,474	100,489,849	(0.9%)	99,271,727	0.3%
Weighted average - basic	99,201,630	100,145,962	(0.9%)	98,482,801	0.7
Weighted average - diluted	99,204,887	100,177,767	(1.0%)	98,486,332	0.7

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | March 31, 2022
($ Billions)
Ending and Average	Three Months Ended
	3/31/22	3/31/21
Ending Assets Under Management	$735.4	$697.2
Average Assets Under Management	$751.2	$688.5

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$337.1	$319.9	$121.6	$778.6
Sales/New accounts	14.3	20.6	6.0	40.9
Redemption/Terminations	(2.1)	(18.7)	(3.8)	(24.6)
Net Cash Flows	(2.0)	(2.9)	—	(4.9)
Net Flows	10.2	(1.0)	2.2	11.4
Investment Performance	(21.4)	(26.3)	(6.9)	(54.6)
End of Period	$325.9	$292.6	$116.9	$735.4

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$287.6	$71.6	$246.3	$57.1	$13.2	$102.8	$778.6
Sales/New accounts	17.3	0.2	7.1	4.0	(0.1)	12.4	40.9
Redemption/Terminations	(10.3)	(0.1)	(10.4)	(2.8)	(0.1)	(0.9)	(24.6)
Net Cash Flows	(2.4)	(1.9)	(1.4)	(0.2)	0.6	0.4	(4.9)
Net Flows	4.6	(1.8)	(4.7)	1.0	0.4	11.9	11.4
Investment Performance	(27.0)	(3.6)	(15.7)	(3.2)	(0.9)	(4.2)	(54.6)
End of Period	$265.2	$66.2	$225.9	$54.9	$12.7	$110.5	$735.4

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$4.6	(1.8)	$2.8
Fixed Income	(3.7)	0.4	(3.3)
Alternatives/Multi-Asset Solutions (2)	11.3	0.6	11.9
Total	$12.2	$(0.8)	$11.4

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$228.2	$164.0	$114.4	$506.6
Non-U.S. Clients	97.7	128.6	2.5	228.8
Total	$325.9	$292.6	$116.9	$735.4

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020

Net Revenues, GAAP basis	$1,105,687	$1,264,682	$1,092,832	$1,076,822	$1,007,266	$1,062,892
Exclude:
Distribution-related adjustments:
Distribution revenues	(168,341)	(178,490)	(170,612)	(155,538)	(147,600)	(143,131)
Investment advisory services fees	(17,285)	(21,699)	(25,530)	(20,459)	(22,553)	(19,722)
Pass through adjustments:
Investment advisory services fees	(35,976)	(28,012)	(4,017)	(4,403)	(4,196)	(3,999)
Other revenues	(8,963)	(9,091)	(9,359)	(8,229)	(10,531)	(10,187)
Impact of consolidated company-sponsored investment funds	24,538	(3,304)	968	(4,286)	(311)	(864)
Long-term incentive compensation-related investment losses (gains)	4,150	173	(619)	(2,201)	(2,012)	(4,270)
Long-term incentive compensation-related dividends and interest	(66)	(1,813)	(65)	(71)	(85)	(918)
Write-down of investment	—	1,880	—	—	—	—
Adjusted Net Revenues	$903,744	$1,024,326	$883,598	$881,635	$819,978	$879,801

Operating Income, GAAP basis	$248,403	$392,605	$279,650	$283,623	$260,584	$302,420
Exclude:
Real estate	(206)	(206)	(985)	(985)	(985)	(985)
Long-term incentive compensation-related items	945	552	220	(91)	6	(337)
EQH award compensation	175	241	540	17	142	205
Write-down of investment	—	1,880	—	—	—	—
Acquisition-related expenses	10,687	2,195	217	180	22	248
Sub-total of non-GAAP adjustments	11,601	4,662	(8)	(879)	(815)	(869)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(25,045)	2,904	(1,074)	3,573	(292)	381
Adjusted Operating Income	$285,049	$394,363	$280,716	$279,171	$260,061	$301,170
Operating Margin, GAAP basis excl. non-controlling interests	24.7%	30.8%	25.7%	26.0%	25.9%	28.4%
Adjusted Operating Margin	31.5%	38.5%	31.8%	31.7%	31.7%	34.2%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Net Income - Diluted, GAAP basis	$85,930	$125,165	$88,678	$90,925	$81,105	$93,221
Impact on net income of AB non-GAAP adjustments	3,520	1,653	(23)	(248)	(289)	(282)
Adjusted Net Income - Diluted	$89,450	$126,818	$88,655	$90,677	$80,816	$92,939

Diluted Net Income per Holding Unit, GAAP basis	$0.87	$1.27	$0.89	$0.91	$0.81	$0.97
Impact of AB non-GAAP adjustments	0.03	0.02	—	—	—	—
Adjusted Diluted Net Income per Holding Unit	$0.90	$1.29	$0.89	$0.91	$0.81	$0.97

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We also adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Lastly, adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments.

During the fourth quarter of 2021, we wrote down an equity method investment; this write down brought the investment balance to zero.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) our senior management's EQH award compensation, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted

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operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other members of AB's senior management for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of the investment during the fourth quarter of 2021 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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